SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              DAMEN FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                                 December 18, 1997




Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Damen Financial Corporation, I cordially invite you to attend the Company's Annual Meeting of Stockholders. The meeting will be held at 10:30 a.m. Central Standard Time on January 27, 1998 at the Holiday Inn, located at 3405 Algonquin Road, Rolling Meadows, Illinois.

         An important aspect of the meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to elect two directors, ratify the appointment of the Company's independent auditors and vote upon a resolution proposed by a stockholder of the Company. The Board of Directors unanimously recommends that you vote FOR the Board's nominees for election as directors, FOR the ratification of the appointment of the Company's independent auditors and AGAINST the stockholder proposal.

         In addition to the stockholder vote on corporate business items, the meeting will include management's report to you on Damen Financial Corporation's 1997 financial and operating performance.

         I encourage you to attend the meeting in person. Whether or not you attend the meeting, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

         Thank you for your prompt attention to this important matter.

                                 Sincerely,



                                 /s/Mary Beth Poronsky Stull
                                 Mary Beth Poronsky Stull
                                 Chairman, President and Chief Executive Officer

                           DAMEN FINANCIAL CORPORATION
                              200 West Higgins Road
                           Schaumburg, Illinois 60195
                                 (847) 882-5320


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on January 27, 1998


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Damen Financial Corporation (the "Company") will be held at the Holiday Inn, located at 3405 Algonquin Road, Rolling Meadows, Illinois, at 10:30 a.m. Central Standard Time, on January 27, 1998.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of two directors of the Company;

         2. The ratification of the appointment of Cobitz, VandenBerg & Fennessy as the auditors of the Company for the fiscal year ending September 30, 1998;

         3.       A proposal by a stockholder of the Company;

and such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on December 12, 1997 are the stockholders entitled to vote at the Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by registered stockholders at the offices of the Company during the ten days prior to the Meeting, as well as at the Meeting.

         You are requested to complete, sign and date the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/Mary Beth Poronsky Stull
                                 Mary Beth Poronsky Stull
                                 Chairman, President and Chief Executive Officer


Schaumburg, Illinois
December 18, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PLEASE ACT TODAY.

                                 PROXY STATEMENT

                           DAMEN FINANCIAL CORPORATION
                              200 West Higgins Road
                           Schaumburg, Illinois 60195
                                 (847) 882-5320

                         ANNUAL MEETING OF STOCKHOLDERS
                                January 27, 1998


         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Damen Financial Corporation (the "Company"), the parent company of Damen National Bank (the "Bank"), of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Holiday Inn, located at 3405 Algonquin Road, Rolling Meadows, Illinois, on January 27, 1998, at 10:30 a.m. Central Standard Time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting, this Proxy Statement and form of proxy are first being mailed to stockholders on or about December 18, 1997.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of two directors, (ii) the appointment of Cobitz, VandenBerg & Fennessy as auditors for the Company for the fiscal year ending September 30, 1998 and (iii) a proposal by a stockholder, as described elsewhere herein (the "Stockholder Proposal").

Vote Required and Proxy Information

         All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the director nominees named herein and for the appointment of Cobitz, VandenBerg & Fennessy and against the Stockholder Proposal. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         Directors shall be elected by a plurality of the votes cast. The ratification of the appointment of Cobitz, VandenBerg & Fennessy as auditors and approval of the Stockholder Proposal each require the affirmative vote of a majority of the votes cast on the matter. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Votes withheld (for election of directors) and broker non-votes will have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

         A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Janine M. Poronsky, Secretary, Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

Voting Securities and Certain Holders Thereof

Stockholders of record as of the close of business on December 12, 1997 (the "Record Date") will be entitled to one vote for each share of Common Stock then held. As of the Record Date, the Company had 3,119,187 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, information regarding share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the outstanding shares of the Common Stock, (ii) the executive officers of the Company who are not directors of the Company and whose salary and bonus for fiscal 1997 exceeded $100,000 and (iii) all directors and executive officers of the Company as a group. Information concerning share ownership by directors of the Company is contained elsewhere herein under "Proposal I - Election of Directors."

                                                                       Shares
                                                                    Beneficially
                                                                      Owned at          Percent
     Beneficial Owner                                            December 12, 1997     of Class
     ----------------                                            -----------------     --------
Paul J. Duggan(1)                                                      362,400           11.62
Jackson Boulevard Fund, Ltd.
Jackson Boulevard Equities, L.P.
Suite 400
53 West Jackson Boulevard
Chicago, Illinois  60604

Damen Financial Corporation Employee Stock                             316,663           10.15
  Ownership Plan(2)
200 West Higgins Road
Schaumburg, Illinois  60195

Gerald J. Gartner(3)(4)                                                80,259             2.56
200 West Higgins Road
Schaumburg, Illinois  60195

Kenneth D. Vanek(3)(4)                                                 51,247             1.64
200 West Higgins Road
Schaumburg, Illinois  60195

Directors and executive officers of the Company, as a group            398,277           12.53
(8 persons)(4)(5)

(1) As reported by Paul J. Duggan, Jackson Boulevard Fund, Ltd. ("Jackson Fund") and Jackson Boulevard Equities, L.P. ("Jackson Equities") in Amendment No. 4 to a Schedule 13D dated December 8, 1997 filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Of the shares listed, Mr. Duggan reported sole voting and dispositive powers as to 246,400 shares and shared voting and dispositive powers as to 116,000 shares and Jackson Fund and Jackson Equities each reported shared voting and dispositive powers as to 116,000 shares. Mr. Dugan is the sole stockholder and a director and officer of Jackson Fund, which is the sole general partner of Jackson Equities.

(2) The amount reported represents shares held by the Company's Employee Stock Ownership Plan ("ESOP"), of which 61,583 shares have been allocated to accounts of participants. Suburban Bank and Trust Company, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(3) Amount includes 12,299 shares subject to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.
(4) Amount includes shares held directly, restricted shares, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the named individual or group members may be deemed to have sole or shared voting and/or investment power.
(5) Amount includes an aggregate of 59,725 shares which directors and executive officers as a group have the right to acquire pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.


                       PROPOSAL I - ELECTION OF DIRECTORS


         The Company's Board of Directors is currently composed of six members. Directors of the Company are generally elected to serve for three-year terms or until their respective successors shall have been elected and shall qualify. Approximately one-third of the directors are elected annually.

         The following table sets forth certain information regarding the Board of Directors of the Company, including their terms of office and the nominees for election as director. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified in the following table. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

                                                                                                     Shares of Common
                                                                                      Term         Stock Beneficially        Percent
                                                                                       to                 Owned at              of
   Name                          Age         Position(s) Held    Director Since(1)   Expire         December 12, 1997(2)      Class
   ----                          ---         ----------------    -----------------   ------         --------------------      -----
NOMINEES

Carol A. Diver                   57    Director                       1983            2001                 16,902               .54%
Nicholas J. Raino                65    Director                       1997            2001                 16,762               .54

DIRECTORS CONTINUING IN OFFICE

Mary Beth Poronsky               50    President, Chief Executive     1990            2000                 95,853              3.06
Stull                                  Officer, Chairman of the
                                       Board of the Company and
                                       Director of the Bank
Edward R. Tybor                  80    Chairman of the Board of       1967            1999                 26,402               .85
                                       the Bank and Director of
                                       the Company
Janine M. Poronsky               39    Vice President, Corporate      1995            1999                 73,950              2.36
                                       Secretary and Director
Charles J. Caputo                77    Director                       1976            1999                 36,902              1.18
---------

(1)      Includes service as a director of the Bank.
(2) Includes shares held directly, as well as restricted shares, shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Amounts include 1,967, 15,617, 3,967 and 13,576 shares of Common Stock which Directors Diver, Poronsky Stull, Tybor and Poronsky have the right to acquire, respectively, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

         The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Carol A. Diver. Ms. Diver has been the Corporate Secretary for the Chicago Park District since 1991. Prior to that time, Ms. Diver was a legal secretary and office manager for the law firm of John B. Wheeler & Co. located in Chicago, Illinois.

         Nicholas J. Raino. Mr. Raino is the Chairman and former President and Chief Executive Officer of Dale, Smith & Associates, Inc., a firm that specializes in financial marketing and communications located in Rosemart, Illinois. From 1972 to 1975, Mr. Raino served on the Board of Directors and Executive Committee of American Savings Bank, Schaumburg, Illinois. From 1985 to 1990, Mr. Raino served on the Board of Directors of Riverside Savings Bank,

Riverside, Illinois. From 1990 to 1994, Mr. Raino served on the Board of Directors of Cragin Federal Bank for Savings, Chicago, Illinois, an institution with assets of approximately $2.4 billion which was acquired by another institution in 1994. Mr. Raino is a member of the Board of Trustees of Kendall College, Evanston, Illinois.

         Mary Beth Poronsky Stull. Ms. Poronsky Stull joined the Bank in 1965 and has served as the Bank's Chief Executive Officer since 1984 and as its President since 1992. Ms. Poronsky Stull is currently Chairman, President and Chief Executive Officer of the Company. Ms. Poronsky Stull is the sister of Director Janine M. Poronsky, who serves as the Bank's Vice President, Corporate Secretary and Compliance Officer.

         Edward R. Tybor. Since 1951, Mr. Tybor has owned and operated the Kubina-Tybor funeral home located in Chicago, Illinois.

         Janine M. Poronsky. Ms. Poronsky has served as Vice President since 1995, Corporate Secretary since 1992 and as the Bank's Compliance Officer since 1991. From 1987 to 1991, Ms. Poronsky was employed as an attorney for the United States Internal Revenue Service. Ms. Poronsky is the sister of President Poronsky Stull.

         Charles J. Caputo. From 1947 until his retirement in 1996, Mr. Caputo owned Caputo Southwest Cement, a construction company located in Orland Hills, Illinois.

Board of Directors' Meetings and Committees

         Board and Committee Meetings of the Company. Meetings of the Company's Board of Directors are held at least quarterly. The Board of Directors of the Company held 11 meetings during fiscal 1997. No incumbent director attended fewer than 75% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which he or she served during the fiscal year.

         In order to assist it in discharging its duties, the Board of Directors
of   the   Company   has   standing   Audit,   Compensation,    Nominating   and
Investment/Asset-Liability committees.

         The Audit Committee reviews audit reports and related matters to ensure compliance with regulations and internal policies and procedures, and consists solely of non-employee directors. This committee also acts as a liaison between the Company's internal and outside auditors and the Board. Directors Caputo and Diver are the current members of this committee. This committee met five times during fiscal 1997.

         The Company has established a Compensation Committee to review and approve all executive officers compensation plans. The current members of this Committee are Directors Tybor and Diver, both non-employee directors. This committee met once during fiscal 1997.

         The Nominating Committee meets annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the entire Board of Directors. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders generally must be delivered in writing to the Secretary of the Company at least 30 days before the date of an annual meeting of stockholders.

         The Investment/Asset-Liability Committee meets to review and recommend changes to the Company's investment portfolio. This Committee is comprised of Directors Poronsky Stull, Raino and Tybor, Chief Financial Officer Gerald J. Gartner and Senior Vice President Kenneth D. Vanek. This Committee met four times during fiscal 1997.

         Board and Committee Meetings of the Bank. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the request of the Chairman or at least three directors. The Board of Directors met 12 times during the fiscal year ended September 30, 1997. During the last fiscal year, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.

         The    Bank    has    standing     Asset     Classification,     Audit,
Investment/Asset-Liability and Loan Committees.

         The Asset Classification Committee meets to review delinquent loans, real estate owned and other assets to determine proper asset classification. The committee met 12 times during the fiscal year ended September 30, 1997 and is comprised of Director Poronsky Stull, Chief Financial Officer Gartner and Senior Vice President Vanek.

         The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures, and consists solely of non-employee directors. This committee also acts as the liaison between Damen's internal and outside auditors and the Board. Directors Caputo, Diver and Bank Director Guinan are the current members of this committee. This committee met ten times during the fiscal year ended September 30, 1997.

         The Investment/Asset-Liability Committee meets to review the Bank's interest rate risk and review and recommend changes to the Bank's investment portfolio. This committee is comprised of Directors Poronsky Stull and Tybor, Chief Financial Officer Gartner and Senior Vice President Vanek and met 12 times during the fiscal year ended September 30, 1997.

         The Loan Committee reviews loan applications at least weekly and sets interest rates for all loan types. The Bank's loan officers, executive officers and directors comprise the Loan Committee, with at least one representative from each category reviewing each loan application submitted to the committee.

         The Bank's Board of Directors annually appoints a nominating committee which nominates candidates for membership on the Bank's Board of Directors.

Director Compensation

         Each member of the Board of Directors of the Company is paid a fee of $500 per Board meeting. Edward R. Tybor, Chairman of the Board of the Bank, is paid a fee of $1,200 and the other non-employee directors of the Bank are each paid a fee of $1,100 for each regular meeting of the Board of Directors of the Bank. Non-employee directors of the Bank each receive an additional fee of $350 for each committee meeting attended. During fiscal 1997, Director Nicholas J. Raino was granted an option to purchase 19,837 shares of Common Stock at an exercise price of $14.56 per share, which is scheduled to vest in five equal annual installments commencing April 1, 1998. Director Raino was also awarded 7,935 shares of restricted stock, which are scheduled to vest in five equal annual installments commencing April 1, 1998.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation and does not presently anticipate paying any compensation to such persons.

         The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal year beginning December 1, 1994 and ended September 30, 1995, the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1997 to: (i) Mary Beth Poronsky Stull, the Company's Chief Executive Officer, (ii) Gerald J. Gartner, (iii) Janine M. Poronsky and (iv) Kenneth D. Vanek, each of whose salary and bonus for fiscal 1997 exceeded $100,000 (the "Named Officers").

                                                     Summary Compensation Table
                                                                                       Long-Term Compensation
                                              Annual Compensation                              Awards
                                      ---------------------------------------  ------------------------------------
                                                                                Restricted               Securities
    Name and Principal       Fiscal                            Other Annual        Stock        LTIP     Underlying     All Other
          Position            Year    Salary($)  Bonus($)(2)  Compensation($)    Award($)    Payouts ($) Options (#) Compensation($)
          --------            ----    ---------  -----------  ---------------    --------    ---------------------------------------
Mary Beth Poronsky Stull,     1997     $203,210    $30,000        $---         $     ---         $---         ---      $35,362(4)
Chairman, President and       1996      200,544     16,150         ---           461,222(3)       ---      99,187       31,938
Chief Executive Officer       1995(1)   133,900      6,150         ---               ---          ---         ---          ---

Gerald J. Gartner, Treasurer  1997     $154,347    $20,000        $---         $    ---          $---         ---      $31,362(4)
and Chief Financial           1996      155,158     15,275         ---           230,605(3)       ---      61,496       28,438
Officer                       1995(1)   116,722      5,275         ---               ---          ---         ---          ---

Janine M. Poronsky, Vice      1997     $133,675    $20,000        $---         $     ---         $---         ---      $34,787(4)
President and Secretary       1996      132,850     14,400         ---           322,850(3)       ---      75,382       25,966
                              1995(1)    87,000      4,400         ---               ---          ---         ---          ---

Kenneth D. Vanek              1997     $127,750    $15,000        $---         $     ---         $---         ---      $28,514(4)
Senior Vice President         1996      131,977      4,400         ---           230,605(3)       ---      61,496       23,415
                              1995(1)    90,675      4,400         ---               ---          ---         ---          ---

(1) The Company and the Bank changed their fiscal year ends from November 30 to September 30, effective September 30, 1995. Accordingly, the 1995 fiscal year was the ten month period from December 1, 1994 to September 30, 1995.
(2) Bonuses paid during fiscal year listed are for services performed during previous fiscal year. No bonuses will be awarded for services performed during fiscal 1997.
(3) Represents the value of 39,675, 19,837, 27,772 and 19,837 shares of restricted stock granted to Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, respectively, based on the $11.625 closing market price per share of the Common Stock on June 13, 1996, the date of grant. Twenty percent of the shares vested on June 13, 1997, with the remaining 80% scheduled to vest in four equal installments beginning June 13, 1998. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of Common Stock. Based on the closing market price per share of the Common Stock on September 30, 1997 of $15.75, the 31,740, 15,870, 22,218 and 15,870 shares of restricted stock held by Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, respectively, had aggregate market values of $499,905, $249,953, $349,934 and $249,953, respectively.
(4) Includes allocations made during fiscal 1997 for fiscal 1996 to the ESOP for Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, as follows: $31,362, $31,362, $30,787 and $28,514. Amounts for Ms.
         Poronsky Stull and Ms. Poronsky also include $4,000 in fees for service as members of the Company's Board of Directors. Excluded from amounts listed are allocations made during fiscal 1998 for fiscal 1997 to the ESOP for Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, as follows: $36,406, $36,406, $36,406 and $35,859.


         Set forth below is information concerning the number and value of stock options at September 30, 1997 held by the Named Officers. No stock options or stock appreciation rights were granted during fiscal 1997.


                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                              FISCAL YEAR-END OPTION VALUES
========================================================================================================================
                              Number of Securities
                              Shares Acquired         Value          Underlying Unexercised     Value of Unexercised In-
           Name                Upon Exercise        Realized               Options at             The-Money Options at
                                                                        Fiscal Year-End          Fiscal Year-End ($)(1)
                                                                   Exercisable/Unexercisable   Exercisable/Unexercisable
           ----               --------------------  --------       -------------------------   -------------------------
Mary Beth Poronsky Stull            ---                ---               18,117/81,070              $74,733/$334,414
Gerald J. Gartner                   ---                ---               12,299/49,197              $50,733/$202,938
Janine M. Poronsky                  ---                ---               15,076/60,306              $62,189/$248,762
Kenneth D. Vanek                    ---                ---               12,299/49,197              $50,733/$202,938


(1) Represents the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on September 30, 1997, at which date the closing market price per share of the Common Stock was $15.75.



     Employment Agreements. The Bank has entered into employment agreements with President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek providing for initial terms of three years, three years, two years and two years, respectively. The employment agreements each provide for an annual base salary in an amount not less than the employee's respective current salary and provide for extensions subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Bank. The agreements also provide for termination upon the employee's death, for cause or in certain other events specified in the agreements. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

     The employment agreements provide for payment (in lieu of salary) to President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek, respectively, of an amount equal to 299%, 299%, 200% and 200% of their five year average base compensation, respectively, in the event there is a "change in control" of the Bank where employment terminates in connection with such change in control or within twelve months thereafter. If the employment of President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek had been terminated as of September 30, 1997 under circumstances entitling such officers to severance pay as described above, such officers would have been entitled to receive lump sum cash payments of approximately $472,606, $209,081, $254,184 and $205,986, respectively.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Company's Board of Directors has furnished the following report on executive compensation:

     The Company's Compensation Committee has responsibility for reviewing the compensation policies and plans for the Bank and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Bank and to build stockholder value through anticipated appreciation in the Company's Common Stock price.

         The Company provides certain benefits to all officers and employees who meet certain minimum requirements, regardless of position. These benefits include health, life, and long term disability insurance. They also include participation in a Profit Sharing Plan and an Employee Stock Ownership Plan. The Board of Directors also has a policy of paying a bonus to all employees, including officers, at least annually. This bonus is approximately 5% of annual salary. The executive officers recommended to the Committee that they should not be awarded bonuses this year; therefore, no bonuses were awarded to the executive officers for the 1997 fiscal year.

     One of the Committee's primary objectives is to develop and maintain compensation plans which provide the Bank with the means of attracting and retaining quality executives at competitive compensation levels and to implement compensation plans which seek to motivate executives to perform to the full extent of their abilities and which seek to enhance stockholder value by aligning closely the financial interests of the Company's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties. These studies primarily compare the compensation of the Bank's executive officers to the compensation of executive officers of other local financial institutions. Although no company is an exact match, consideration was given by the Committee to salaries and bonuses that are paid to executives at other similar public companies.

     With respect to President Poronsky Stull's compensation for the fiscal year ended September 30, 1997, the Committee took into account a comparison of salaries of chief executive officers of local financial institutions. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. President Poronsky Stull's base salary for fiscal year 1997 was increased by the Committee from the level set by the Committee for fiscal year 1996 because it was the judgment of the Committee that the competitive salary data indicated that President Poronsky Stull's base salary was lower than appropriate for fiscal year 1996. The Committee also determined, based on the Bank's success in strengthening its capital ratios by completing the mutual to stock conversion of the Bank, the implementation of cost reduction measures and recognition of the improvement in performance by the Bank, to award President Poronsky Stull a cash bonus of $30,000 for fiscal 1996. While the Committee believed that a bonus for fiscal 1997 and a salary increase for fiscal 1998 for President Poronsky Stull were warranted, President Poronsky Stull declined an increase in her base salary and also declined a bonus.

     In December 1996, the Committee reviewed several salary studies of executive officers of other financial institutions. Salaries were increased from the 1996 levels; however, all officers took voluntary pay reductions during the second quarter of fiscal 1997. Although the Committee determined that officers should be given salary increases for fiscal 1998, all executive officers declined such proposed increases.

     The Board of Directors as a whole, and the Compensation Committee in particular, recognizes that attracting and retaining key executives is critical to the Company's long-term success. This report reflects the compensation policies ratified by all outside directors. The Compensation Committee, with recommendations from the Board of Directors, has set certain guidelines regarding executive officer compensation, and has also set certain goals which must be met to achieve all incentives possible. These goals include:

o Maintaining a below average ratio of full time employees per million dollars of assets while maintaining good customer service and high employee morale
o            Maintaining a low level of non-performing loans
o            Increasing the interest rate spread
o            Increasing net income
o            Improving the net interest margin
o            Maintaining risk based capital ratios above regulatory requirements
o            Maintaining at least a CAMEL 2 rating by the Bank

     Since the mutual to stock conversion of the Bank, the Bank and the Company have included stock option and restricted stock awards as key elements in its total compensation package. Equity based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of the Company most depends with a proprietary interest in the Company. In 1996, a Stock Option and Incentive Plan and a Recognition and Retention Plan were adopted, allowing for the grant of equity-based awards, including stock options and restricted stock. These plans were ratified by the Company's stockholders at a Special Meeting of Stockholders held during fiscal 1996.

     In fiscal year 1996, all of the Bank's executive officers were granted restricted stock and stock options, generally vesting over a five-year schedule. Since the initial awards in fiscal year 1996, no additional restricted stock or stock options have been awarded to executive officers. During fiscal 1997, an option awarded to President Poronsky Stull with an exercise price of $11.625 per share vested as to 18,117 shares and 7,935 shares of restricted stock awarded to President Poronsky Stull vested as well.

     Through the compensation programs described above, a significant portion of the Bank's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet the Company's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

     In 1993, Congress amended the Internal Revenue Code of 1986 to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Bank's current executive compensation plans.
Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's (or subsidiaries) deduction for employee remuneration will be non-deductible in fiscal 1997 or in future years by reason of compensation awards granted in fiscal 1997. The Committee intends to review the Company's (and subsidiaries) executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, to these executive compensation plans with a view toward implementing the Company's compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

     The foregoing report is furnished by the Compensation Committee of the Board of Directors:



                       Edward R. Tybor               Carol A. Diver

Stockholder Return Performance Presentation

     The Company's proxy statement relating to last year's Annual Meeting of Stockholders included a graph comparing the cumulative total stockholder return on the Company's Common Stock to a savings and loan industry index. Because of the Bank's conversion in February 1997 from a federal savings association to a national bank (and the Company's registration as a bank holding company and deregistration as a savings and loan holding company), the Board of Directors believes it is now more appropriate to compare the return on the Company's Common Stock to an industry index comprised of banks (or their holding companies) rather than savings and loans (or their holding companies). The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Nasdaq U.S. Stock Index (which includes all Nasdaq traded stocks of U.S. companies), a bank industry index and the savings and loan industry index utilized in last year's Annual Meeting proxy statement for the period from October 2, 1995, the date the Company's Common Stock commenced trading on the Nasdaq National Market System, through September 30, 1997. The graph assumes that $100 was invested on October 2, 1995 and that all dividends were reinvested.





                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]












                                                           PERIOD ENDING
                                   ------------------------------------------------------------
INDEX                              10/02/95     03/29/96     09/30/96     03/31/97     09/30/97
-----                              --------     --------     --------     --------     --------
Damen Financial Corporation         100.00        101.00       106.51       124.58       140.75
Bank Index                          100.00        115.54       129.17       162.63       200.93
Savings and Loan Index              100.00        108.83       121.63       153.86       210.99
Nasdaq Index                        100.00        110.81       113.40       116.06       155.11


Certain Transactions

     The Bank follows a policy of granting loans to eligible directors, officers and employees, subject in each case to Board approval. Loans to employees, officers and directors are made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility at the time of origination. At September 30, 1997, the Bank's loans to directors, officers, employees and members of their immediate families totaled approximately $501,000, which was 1.09% of the Company's stockholders' equity on such date. All of these loans were current at fiscal year end.

     Director Nicholas J. Raino has a greater than 10% equity interest in Dale Smith & Associates, Inc. ("Dale Smith"), which has long been utilized by the Bank and, since its formation, the Company, to provide marketing, advertising and other services. During fiscal 1997, the Company and the Bank paid Dale Smith $89,255 for its services. During fiscal 1997, the Company and the Bank also reimbursed Dale Smith $326,551 for services and products provided by third party sources, such as newspapers and financial printers.


              PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS


     The Board of Directors of the Company has appointed Cobitz, VandenBerg & Fennessy, independent accountants, to be the Company's auditors for the fiscal year ending September 30, 1998. Representatives of Cobitz, VandenBerg & Fennessy are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COBITZ, VANDENBERG & FENNESSY AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.


                       PROPOSAL III - STOCKHOLDER PROPOSAL

     The Company has received from a stockholder for consideration at the Meeting the proposal set forth below. The name and address and number of shares owned by the stockholder submitting the Stockholder Proposal will be furnished by the Company to any person either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

     "RESOLVED, that the shareholders assembled in person and by proxy, recommend that in order to enhance shareholder value, the Board of Directors of Damen Financial Corporation engage the services of a leading investment banking firm specializing in financial institutions, with particular expertise in thrift institutions, to make recommendations to the Board of Directors as to specific actions to be taken to enhance shareholder value. These recommendations could include among others: the active solicitation of merger overtures from other financial institutions, the sale or acquisitions of branches, and additional large share repurchase programs.

Supporting Statement

     This resolution and supporting statement were written with the facts available to this writer as of September 22, 1997. This stockholder proposal was received by Damen Financial on September 25, 1997. Results for the fourth quarter and the fiscal year can be reviewed by the company.

     The Bank's performance has recently been very disappointing. On July 22, 1997, the bank reported its third quarter earnings of only $291,000 or $0.10 cents a share. Damen Financial Corp. is making extremely slow progress in achieving a reasonable return for its shareholders.

     The annualized return based on the three months ended June 30, 1997 was 2.51%. (For the nine months ended June 30, 1997 it was only 3.20%). This is a very low and unacceptable return. All of us can get more return on our assets investing in an insured Bank CD.

     Furthermore, the ratio of operating expense to average total assets was 2.21% while the average interest rate spread was 1.89% during the Third Quarter and ended the period at only 1.68%. If it weren't for the high (20.37%) equity which gave a net interest margin of 2.94%, the high operating expenses would consume all the net interest income.

     Damen's long term goal of improved earning and greater profitability appears to be a long way over the horizon.

     The stockholder Return Performance Presentation on page 8 of the proxy statement dated January 21, 1997 shows that $100.00 invested in Damen Financial from October 2, 1995 to December 31, 1996 increased to $114.00 while a savings and loan industry index for the same period increased to $138.00

     A similar poor relative price performance is anticipated for the years October 2, 1995 to December 31, 1997. On December 31, 1996, the stock price closed at $12.88. From February 14 through September 22, 1997 the stock fluctuated between $13.88 and $15.13 per share. (I hate to think about what the stock performance would be without the periodic stock repurchase plans.)

     A more aggressive management team is needed to turn the situation around. Management has not been proactive enough in enhancing shareholder value. Being well-capitalized and in sound financial condition are not accomplishments for which a local thrift management should be rewarded, given the current favorable banking environment. Management can certainly continue to focus its efforts on improved corporate performance while being sufficiently open to entertain advice from outside knowledgeable consultants.


                 I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:


     The Board of Directors has always recognized its fundamental duty to maximize stockholder value. Over the past two years, the Board of Directors has taken important steps, including stock repurchases and converting the Bank from a federal savings association to a national bank, in order to improve stockholder value over the long term. We have consulted with investment banking firms on an ongoing basis regarding techniques of maximizing stockholder value. We have also discussed our business plans and efficiency/cost reduction strategies with management consultants. Finally, while the Board of Directors certainly believes it has successfully managed and positioned the Company for the long-term benefit of all stockholders, it is in the process of restructuring the Company's operations to further increase shareholder value. Based on the above, the Board believes that the implementation of the subject proposal would be expensive, time consuming and unnecessary and could interfere with its current efforts to restructure the Company's operations to continue to improve performance.

     The value of the Company's Common Stock has increased steadily since its initial public offering on September 30, 1995. In addition, the Company has regularly paid dividends to stockholders since its first year as a public company. The initial public offering price of the Common Stock was $10.00 per share. The price of the Common Stock increased within its first year, ending at $12.125 per share on September 30, 1996. Including dividends paid, the total return on the Common Stock from September 30, 1995 to September 30, 1996 was 21.85%. The price of the Common Stock increased from $12.125 per share to $15.75 per share during the 1997 fiscal year. Including dividends paid, the total return on the Common Stock from September 30, 1996 to September 30, 1997 was 32.37%. Based on the Common Stock price increase and dividends paid, the total return on the Company's Common Stock from September 30, 1995 to September 30, 1997 was 61.10%.

     The Board of Directors believes a 61.10% return over a two year period is a healthy and attractive stock performance. In contrast to the statement of the Proponent, this is a far better return than could be received on an insured CD.

     The Proponent has criticized the Company's quarter ended June 30, 1997. We believe an analysis of the Common Stock's performance for its full two year existence provides a more complete and accurate picture of the Company's performance than a review of only one quarter, especially given that quarterly earnings per share improved by over 50% in the next quarter. The Company undertook a "Modified Dutch Auction" Tender Offer (the "Self Tender") during the second quarter of fiscal year 1997, which allowed the Company to repurchase approximately 14% of its outstanding shares of Common Stock. While we suspect that even the Proponent supported the Self Tender, the Company was required to sell $13 million of assets to fund the repurchase which had the obvious and anticipated result of decreasing earnings during the third quarter of 1997. We believe, however, that this was a reasonable price to pay for the increase in stockholder value that the Self Tender provided.

     The principal goal of your Board of Directors is and always has been to maximize stockholder value over the long term, consistent with reasonable business practices. We pledge to continue to do our best to achieve this goal in the future.


     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                   STOCKHOLDER PROPOSALS - NEXT ANNUAL MEETING

     In order to be eligible for inclusion in the Company's proxy materials for the next annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company's office located at 200 West Higgins Road, Schaumburg, Illinois 60195, no later than August 20, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10 percent beneficial owners were met.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph, telephone or fax without additional compensation. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reasonable out-of-pocket expenses.



Schaumburg, Illinois
December 18, 1997

                                 REVOCABLE PROXY
                           DAMEN FINANCIAL CORPORATION

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 27, 1998

   The undersigned hereby appoints the Board of Directors of Damen Financial Corporation (the "Company"), and its survivor, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Meeting"), to be held at the Holiday Inn, located at 3405 Algonquin Road, Rolling Meadows, Illinois on January 27, 1998 at 10:30 a.m. and at any and all adjournments and postponements thereof.

1. The election as directors of all nominees listed (except as marked to the contrary below):


   Carol A. Diver and Nicholas J. Raino


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------



2. The ratification of the appointment of Cobitz, VandenBerg &Fennessy as auditors for the Company for the fiscal year ending September 30, 1998.

   The Board of Directors recommends a vote "FOR" the election of the nominees listed in Item 1 above and "FOR" the ratification of the appointment of auditors named in Item 2 above.

   The Board of Directors  recommends a vote "AGAINST" the proposal set forth in
Item 3 below.

3. A proposal by a stockholder of the Company, as described in the accompanying Proxy Statement.

   In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS.



   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS LISTED IN
ITEM 1 ABOVE AND FOR THE  RATIFICATION  OF THE  APPOINTMENT OF AUDITORS NAMED IN
ITEM 2 ABOVE AND AGAINST THE PROPOSAL SET FORTH IN ITEM 3 ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                           DAMEN FINANCIAL CORPORATION

  This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

  The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.

  Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


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                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY